                                                                   EXHIBIT 10.3

                   TWENTY-EIGHTH AMENDMENT OF LEASE CONTRACT
                   -----------------------------------------

         THIS TWENTY-EIGHTH AMENDMENT OF LEASE CONTRACT ("Twenty-Eighth Amendment") is entered into between CRESCENT REAL ESTATE FUNDING III, L.P., a Delaware limited partnership ("Landlord"), and A I M MANAGEMENT GROUP INC., a Delaware corporation ("Tenant"), with reference to the following:

         A. Nine Greenway Venture (predecessor in interest to Landlord) and Tenant entered into a Lease Contract dated April 14, 1980, First Amendment of Lease Contract dated January 29, 1981, Second Amendment of Lease Contract dated November 12, 1982, Third Amendment of Lease Contract dated August 17, 1984, Fourth Amendment of Lease Contract dated April 28, 1986, Fifth Amendment of Lease Contract dated December 11, 1986, Sixth Amendment of Lease Contract dated August 6, 1987, Seventh Amendment of Lease Contract dated February 4, 1988, and Eighth Amendment of Lease Contract dated January 6, 1989; and Nine Greenway, Ltd. (predecessor in interest to Landlord) and Tenant entered into a Ninth Amendment of Lease Contract dated March 27, 1990, Tenth Amendment of Lease Contract dated June 12, 1990, Eleventh Amendment of Lease Contract dated August 27, 1990, Twelfth Amendment of Lease Contract dated July 15, 1991, Thirteenth Amendment of Lease Contract dated January 13, 1992, Fourteenth Amendment of Lease Contract dated July 17, 1992, Fifteenth Amendment of Lease Contract dated July 17, 1992, Sixteenth Amendment of Lease Contract dated August 10, 1992, Seventeenth Amendment of Lease Contract dated February 25, 1993, Eighteenth Amendment of Lease Contract dated April 22, 1994, Nineteenth Amendment of Lease Contract dated March 31, 1995, Twentieth Amendment of Lease Contract dated July 31, 1995, Twenty-First Amendment of Lease Contract dated August 1, 1995 and Twenty-Second Amendment of Lease Contract dated December 1, 1995, Twenty-Third Amendment of Lease Contract dated March 18, 1996, Twenty-Fourth Amendment of Lease Contract dated March 18, 1996, Twenty-Fifth Amendment of Lease Contract dated June 29, 1996; and Landlord and Tenant entered into a Twenty-Sixth Amendment of Lease Contract dated November 29, 1996 and Twenty-Seventh Amendment of Lease Contract dated January 16, 1997 (as amended, the "Lease") covering approximately 284,226 square feet of Rentable Area consisting of approximately 9,671 square feet of Rentable Area on the Concourse Level; approximately 4,607 square feet of Rentable Area on the first
(1st) floor, approximately 23,399 square feet of Rentable Area being the entirety of the sixth (6th) floor; approximately 23,399 square feet of Rentable Area being the entirety of the seventh (7th) floor; approximately 17,741 square feet of Rentable Area on the eleventh (11th) floor [of which approximately 10,940 square feet of Rentable Area shall become effective on or about November 16, 1996]; approximately 23,399 square feet of Rentable Area on the twelfth
(12th) floor; approximately 23,829 square feet of Rentable Area being the entirety of the thirteenth (13th) floor; approximately 14,320 square feet of Rentable Area on the seventeenth (17th) floor; approximately 23,782 square feet of Rentable Area being the entirety of the eighteenth (18th) floor; approximately 23,782 square feet of Rentable Area being the entirety of the nineteenth (19th) floor; approximately 12,054 square feet of Rentable Area on the twenty-first (21st) floor; approximately 24,113 square feet of Rentable Area being the entirety of the twenty-third (23rd) floor; approximately 24,113 square feet of Rentable Area being the entirety of the twenty-fourth (24th) floor; approximately 24,113 square feet of Rentable Area being the entirety of the twenty-fifth (25th) floor; and approximately 16,459 square feet of Rentable Area on the twenty-sixth (26th) floor of the building known as Summit Tower, Eleven Greenway, Houston, Texas (the "Building").

          B. Tenant wishes to lease from Landlord additional space located in Summit Plaza West, Twelve Greenway Plaza, Houston, Texas ("Building-12").

          C. Landlord and Tenant now desire to enter into this Twenty-Eighth Amendment to lease additional space as outlined herein; adjust the Base Rental; and incorporate certain new provisions regarding Tenant's payment of its share of Project Operating Cost and other matters, all as provided below. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as in the Lease.

          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:


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
1.       Additional Space.

         a. Landlord leases to Tenant and Tenant leases from Landlord approximately 55,860 square feet of Rentable Area being the entirety of the third (3rd), fourth (4th) and fifth (5th) floors of Building-12, as shown outlined and hatched on Exhibits "A-1", "A-2" and "A-3" attached hereto ("Expansion Space FF").

         b. The lease term for Expansion Space FF shall commence upon Substantial Completion (as defined in the Construction Agreement described in Paragraph 5 below) of Expansion Space FF (the "FF Commencement Date") and shall expire on December 31, 2003, the date of expiration of the Fourth Extension Period. Commencing on the FF Commencement Date, the term "Leased Premises" as used herein shall mean and include approximately 340,086 square feet of Rentable Area, being approximately 284,226 square feet of Rentable Area then leased and occupied by Tenant, plus approximately 55,860 square feet of Rentable Area in Expansion Space FF leased hereunder.

         c. The parties anticipate that the FF Commencement Date will occur on or before June 1, 1997. If Expansion Space FF has not been Substantially Completed by such date for any reason, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof; and the FF Commencement Date shall occur upon the earlier of; (i) the time that the entirety of the Expansion Space FF is Substantially Completed; (ii) the date that Substantial Completion of the entirety of the Expansion Space FF would have been achieved but for Tenant Delays (if any); or (iii) Tenant's occupancy of the entirety of the Expansion Space FF. In such event, Landlord and Tenant shall, promptly upon request, execute an agreement specifying the FF Commencement Date, with a corresponding adjustment to the schedule of Base Rental set forth below. In addition to the foregoing, if any portion of Expansion Space FF is Substantially Completed and occupied by Tenant prior to the actual FF Commencement Date, then Tenant shall, upon demand, pay Landlord a prorated amount of Base Rental, together with all other charges payable by Tenant under the Lease, attributable to the space so early occupied.


2.        Base Rental.

          a. Commencing on the FF Commencement Date and continuing through March 31, 2002, Tenant shall pay Landlord Base Rental for Expansion Space FF in the sum of Sixty-Two Thousand Eight Hundred Forty-Two and 52/100 Dollars ($62,842.50) per month. Commencing April 1, 2002 and continuing through December 31, 2003, Tenant shall pay Landlord Base Rental for Expansion Space FF in the sum of Seventy-Six Thousand Eight Hundred Seven and 50/100 Dollars ($76,807.50) per month.

          b. Commencing on the FF Commencement Date, the rent schedule set forth in Paragraph 4 of the Twenty-Seventh Amendment is deleted in its entirety and the following rent schedule, which takes into consideration Expansion Space FF leased hereunder, shall be substituted in lieu thereof:

           FROM                          TO                                 MONTHLY BASE RENTAL
           ----                          --                                 -------------------
    June 1, 1997*                   December 31, 1997                            $387,269.08
    January 1, 1998                 May 31, 1998                                 $414,635.82
    June 1, 1998                    June 9, 2000                                 $415,622.74
    June 10, 2000                   December 31, 2000                            $427,383.77
    January 1, 2001                 March 31, 2002                               $452,498.39
    April 1, 2002                   December 31, 2003                            $466,463.39

    * Anticipated FF Commencement Date





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
3. Additions and Fixtures. The following shall be added at the end of the last sentence of Paragraph 10.B. of the Lease:

         "unless, at the time of Landlord's review and approval of Tenant's installation of any such alteration, addition, fixture, equipment or property in Expansion Space FF (or any additional space subsequently leased by Tenant in Building-12), Landlord specifically agrees in writing, following Tenant's written request, that Tenant may abandon such item upon the expiration or earlier termination of Tenant's lease with respect to its applicable premises in Building-12."

4. Project Operating Cost. Tenant agrees to pay to Landlord, as additional rent calculated in accordance with Paragraph 13 of the Lease (as previously amended), its pro rata share of increases in operating expenses attributable to Expansion Space FF and any other space leased in Building-12 (including any renewals or extensions), subject to the following modifications:

         a. The term "Building Operating Cost" shall be amended to refer to "Project Operating Cost." The term "Project" refers to Building-12 and the land upon which it is constructed, including without limitation all landscaping, driveways, sidewalks, service areas and other improvements located on such land, and together with the pro rata share of the parking garages servicing such building.

         b.  Tenant's Base Year for Building-12 shall be calendar year 1997.

         c. Operating expenses may include the cost of goods and services purchased by Landlord from its subsidiaries or other affiliated parties to the extent generally consistent with competitive "market" rates charged by unaffiliated third parties for similar qualities and quantities (unless otherwise required in an emergency).

         d. The Project Operating Cost for the Base Year shall be equal to actual operating costs for Building-12 for that calendar year, adjusted upward to reflect the costs of operating Building-12 at an occupancy level of 95%; however, if the occupancy level of Building-12 for the Base Year equals or exceeds 95%, there shall be no upward adjustment. Likewise, the Project Operating Cost for subsequent calendar years shall be adjusted upward to reflect a 95% occupancy level; however, if the occupancy level of Building-12 for any calendar year after the Base Year equals or exceeds 95%, there shall be no such upward adjustment and the actual operating costs for Building-12 shall be used for such year.

5. Condition of Premises. Landlord will tender and Tenant agrees to accept Expansion Spaces FF in an "as-is" condition. Any construction of leasehold improvements necessary for the Leased Premises shall be accomplished and the cost of such construction shall be paid in accordance with a separate "Construction Agreement" between Landlord and Tenant attached hereto as Exhibit "C". Except as expressly provided in this Twenty-Eighth Amendment or in the Construction Agreement Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Leased Premises.

6. Parking. Notwithstanding anything to the contrary contained in the Lease, the following shall govern Tenant's rights and obligations with respect to parking facilities applicable to Expansion Space FF and any additional space leased by Tenant in Building-12 pursuant to the provisions of the Preferential Right to Lease set forth below:

         a. For each 1,000 square feet of Rentable Area leased and occupied in Building-12 by Tenant, Landlord shall provide the following:

                 (i) Up to two and one-half (2.5) unreserved parking permits providing access to the garage known as the North Richmond Garage located to the north of Building across Colquitt Street in areas determined by Landlord, in its sole discretion.





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
                 (ii) Up to one-and-one-half (1.5) additional unreserved permits providing access to other garages or parking areas located in Phase I or II of the Greenway Plaza or which Landlord may contract for Tenant's use in reasonable proximity to Greenway Plaza or Phase III of Greenway Plaza, excluding the Phoenix Tower parking garage and any parking areas south of the Southwest Freeway (Highway 59).

                 (iii) Tenant shall pay 70% of the then-current quoted monthly contract rates for the use of all of such permits located in garages and/or areas owned by Landlord. For any garages and or areas contracted for Tenant's use which are not owned by Landlord, except as provided below, Tenant shall pay Landlord at rates per permit equal to the actual rate charged by the provider plus Tenant's pro rata share (on a per-space-rented basis) of Landlord's reasonable overhead, reasonable administration and other directly related costs. However, for any parking permits located in any existing or future parking garages or areas in or adjacent to the Innova Building, 20 Greenway Plaza, Houston, Texas, Tenant shall pay for such permits at rates comparable to Landlord's then-quoted monthly contract rates in Greenway Plaza.

         b. Landlord shall have the right, at any time and from time to time, to change or re-arrange the location of Tenant's parking permits within the applicable parking garage and/or parking areas designated in Paragraph 6.a. above. At such time, Landlord shall have the option to reissue all or a portion of Tenant's permits to reflect the changes in parking locations. Tenant and its employees shall use such parking garage only in accordance with Landlord's Rules and Regulations. Neither Tenant nor its employees shall use any parking spaces designated for visitors, other occupants of the Project or otherwise without Landlord's prior written consent. The number of parking spaces available for Tenant's use shall not exceed that specified above.

         c. Tenant shall, within ten (10) days of Landlord's request, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant and Tenant's employees and agents. Landlord shall not be liable for any damage of any nature whatsoever to, or any theft of, vehicles, or contents therein, in or about such parking garage, except to the extent caused by Landlord's gross negligence or willful misconduct. If, for any reason, Landlord fails or is unable to provide, or Tenant is not permitted to use, all or any portion of the parking spaces to which Tenant is entitled hereunder, then Tenant's obligation to pay for such spaces shall be abated for so long as Tenant does not have the use thereof. In addition, Landlord shall use commercially reasonable efforts to (i) restore such parking spaces to Tenant as soon as reasonably possible, and (ii) subject to availability, provide temporary alternative parking facilities to Tenant in close proximity to Greenway Plaza.

7.       Preferential Right to Lease.

         a. At any time prior to December 31, 2001, Tenant shall have a Preferential Right to Lease space located on the sixth (6th), seventh (7th) or twelfth (12th) floor(s) of Building-12 (the "Preferential Space"), at such time as such space becomes "Available", as defined below, for direct lease to a new tenant; provided that there is no uncured event of default under the Lease by Tenant and Tenant remains in occupancy of the Leased Premises. For purposes hereof, the Preferential Space shall be deemed "Available" at such time as such space is no longer (i) ]eased; (ii) assigned or subleased by the current tenant of the space; (iii) re-leased, renewed or extended by the current tenant, or any assignee or sublessee thereof, pursuant to a formal lease provision in their lease executed prior to the date of this Twenty-Eighth Amendment; (iv) re-leased, renewed or extended by the then-current tenant, or any assignee or sublessee thereof, pursuant to a formal lease provision in their lease executed after Tenant has declined to exercise its preferential rights under Paragraph 7.b. below with respect to such space; or (v) subject to a specific expansion right, right of first refusal or preferential right existing under any other tenant leases for the Project as of the date of this Twenty-Eighth Amendment. With respect to any space which may be subject to specific options as outlined in clauses (iv) and (v) above, then Tenant shall have a subordinate preferential right to lease such space under the provisions outlined herein.

         b. At such time as any Preferential Space becomes Available and again prior to leasing such space to a new tenant pursuant to a bona fide offer, Landlord shall first offer such space in writing to Tenant. Each such offer notice shall specify the amount and location of such space, the date of Availability or proposed lease, as applicable, and the rental rate based on Fair

Market Value (as defined in Paragraph 26.C. the Lease) payable for such space. The rental rate based on Fair Market Value shall be based on the assumption of Landlord providing, at Tenant's option, a construction allowance consistent with Fair Market Value (but not less than Five Dollars ($5.00) per square foot of Rentable Area) amortized into the rental rate. The Preferential Space shall be tendered by Landlord and accepted by Tenant in an "as-is" condition, plus the allowance requested by Tenant pursuant to the immediately preceding sentence. Any Preferential Space shall be leased for the period commencing upon the earlier of Tenant's occupancy of the Preferential Space or 45 days after the date of Landlord's tender of possession and expiring upon the last day of the Fourth Extension Period, as it may be extended or renewed.

         c. Tenant shall have ten (10) days from receipt within which to accept or reject Landlord's offer. If Tenant accepts Landlord's offer, Tenant shall, no later than twenty (20) days after Landlord's submission of such offer, execute an amendment of the Lease, adding the Preferential Space to the Leased Premises on the terms specified in Landlord's offer. If Tenant rejects the offer contained in Landlord's first notice of Availability or fails to accept such first offer within the applicable ten (10) day period, then, Landlord shall be entitled to place such space on the market. If Tenant rejects Landlord's second offer contained in Landlord's notice of its intention to lease such space pursuant to a bona fide third-party offer or fails to accept such second offer within the applicable ten (10) day period, then Landlord shall have one hundred fifty (150) days from the date of Landlord's second offer within which to lease the offered space to any third-party tenant. If Landlord has not entered into a new lease for the offered space within such one hundred fifty (150) days, such space shall again deemed "Available".

8. Hazardous Materials. Based on a study performed by McClelland Management Services on June 25, 1990, Building-12's mechanical rooms and penthouse contain limited amounts of asbestos. The asbestos material is primarily found in the thin white mud on the insulation of certain piping and ductwork. Some 12" x 12" floor tiles and associated mastics in several service corridors also contain small amounts of asbestos.

9. Cabling Right of Way. Landlord grants Tenant the right, at no additional charge to Tenant, to install its electronic communications cables in the plenum of the existing skywalk over Richmond Avenue between the Building (i.e., Summit Tower) and Building-12 (i.e., Summit Plaza West). However, Tenant shall pay all costs of installing its cable across such skywalk, including the cost of preparing plans and obtaining any required permits or licenses in connection therewith. Upon expiration or earlier termination of the Lease, or Tenant's vacating of all of its premises in either the Building or Building-12, Tenant shall, at its expense, promptly remove all of its cabling from the vacated building(s) and the skywalk, and repair any damage caused thereby. Prior to any such installation, Tenant shall submit to Landlord plans and specifications showing its proposed installation methods and other necessary details for Landlord's review and written approval.

10. Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the negotiation or execution of this Twenty-Eighth Amendment, except Mike Boehler of The Staubach Company. Tenant shall indemnify and hold harmless Landlord and Landlord's designated property management, construction and marketing firms from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Second Amendment.

11. Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this Twenty-Eighth Amendment to Landlord. If Tenant fails to execute and deliver a signed copy hereof to Landlord by 5:00 p.m., February 28, 1997, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

12. Binding Effect. Except as modified by this Twenty-Eighth Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified hereby, shall be binding upon the parties hereto, their successors and assigns. This document shall become effective only after the full execution and delivery hereof by Landlord and Tenant.





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
           Landlord and Tenant enter into this Twenty-Eighth Amendment as of February 20, 1997.

                            CRESCENT REAL ESTATE FUNDING III, L.P.,
                            a Delaware limited partnership

                            By:     CRE Management III Corp., a Delaware
                                    corporation, its General Partner

                                    By:     /s/ HOWARD W. LOVETT
                                       --------------------------------
                                       Howard W. Lovett, Vice President
                                        Corporate Leasing

                                                                LANDLORD


                            A I M MANAGEMENT GROUP INC., a Delaware
                            corporation

                            By:     /s/ GARY T. CRUM
                                    -------------------------------
                                    Gary T. Crum, Senior Vice President


                                                                TENANT





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
Floor Status FLOOR 3
11 Nov 1994

12 GREENWAY PLAZA
SENTERRA DEVELOPMENT

[FLOOR PLAN]

A I M MANAGEMENT GROUP INC.
         EXHIBIT "A-1"

Floor Status FLOOR 4
11 Nov 1994

12 GREENWAY PLAZA
SENTERRA DEVELOPMENT

[FLOOR PLAN]

A I M MANAGEMENT GROUP INC.
         EXHIBIT "A-2"

Floor Status FLOOR 5
11 Nov 1994

12 GREENWAY PLAZA
SENTERRA DEVELOPMENT

[FLOOR PLAN]

A I M MANAGEMENT GROUP INC.
         EXHIBIT "A-3"

                                  EXHIBIT "C"


                             CONSTRUCTION AGREEMENT


         This Construction Agreement is executed by and between CRESCENT REAL ESTATE FUNDING III, L.P. ("Landlord") and A I M MANAGEMENT GROUP INC., a Delaware corporation ("Tenant"), in connection with that certain Twenty-Eighth Amendment (the "Twenty-Eighth Amendment") executed by the parties on even date herewith (the "Effective Date") relating to the lease by Landlord to Tenant of certain Leased Premises in Twelve Greenway Plaza, Houston, Texas. All defined terms used herein, unless otherwise defined herein, shall have the same meanings given to such terms in the Lease.

1. Approved Construction Documents. No later than March 1, 1997, Tenant shall submit to Landlord complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications to include Tenant's partition layout, reflected ceiling, telephone and electrical outlets and equipment rooms, doors (including hardware and keying schedule), glass partitions, windows and doors, critical dimensions, heavy equipment requirements, millwork and finish schedules, air conditioning and heating systems, ductwork, and electrical facilities, together with all supporting information and delivery schedules ("Approved Construction Documents"). If Tenant fails to deliver all of Approved Construction Documents by such date, each calendar day of such delay shall be one day of "Tenant Delay".

2. Competitive Bids. Within seven (7) business days after receipt of the Approved Construction Documents, Landlord shall seek and obtain three (3) competitive bids from general contractors from Landlord's approved bidding list. Tenant shall have the option of submitting the names of not more than two
(2) general contractors which it would like to include in the bidding process so long as such contractors meet Landlord's requirements for selection of contractors. Only subcontractors from Landlord's approved subcontractor list shall be allowed to work on the Project. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder and Landlord shall enter into a contract with the successful bidder. Within three (3) business days after receipt, Tenant shall review the bids and return written approval thereof to Landlord. If Tenant fails to return the approved bids within such period, each calendar day of such delay shall be one day of Tenant Delay.

3.       Landlord's Contributions.

         (a) Construction Allowance. Landlord will tender and Tenant agrees to accept the Leased Premises in an "as-is" condition; however, Landlord will contribute the sum of One Million Five Thousand Four Hundred Eighty and 00/100 Dollars ($1,005,480.00 [$18.00 per square foot of Rentable Area]) [the "Construction Allowance"] towards the cost of furnishing and installing permanent leasehold improvements in the Leased Premises in accordance with this Construction Agreement. Payments shall be made directly to Landlord's contractor performing the Work. Tenant acknowledges and agrees that a portion of the Base Rental constitutes repayment of the foregoing allowance, which has been given to Tenant as partial consideration for Tenant's execution and performance of the Twenty-Eighth Amendment.

         (b) Special Leasehold Allowance. At Tenant's election, Landlord shall contribute an additional sum not to exceed One Hundred Sixty-Seven Thousand Five Hundred Eighty and 00/100 Dollars ($167,580.00 [$3.00 per square foot of Rentable Area]) [the "Special Leasehold Allowance"] towards additional permanent leasehold improvements Tenant elects to install in the entire Leased Premises. Tenant's election to use all or a portion of the Special Leasehold Allowance shall be made no later than thirty (30) days following approved pricing, at which time Landlord and Tenant will promptly execute an amendment modifying the Base Rental accordingly. The amount of the Special Leasehold Allowance actually utilized by Tenant shall be amortized as a additional Base Rental over the remainder of the Fourth Extension Period at twelve percent (12.0%) per annum.



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
4. Construction.

         (a) The Work. Subject to the provisions of this Construction Agreement, Landlord agrees to construct leasehold improvements (the "Work") in a good and workmanlike manner in and upon the Leased Premises in accordance with the Approved Construction Documents. The cost of all space planning and construction drawings shall not be included in the cost of the Work but shall be paid directly by Tenant.

         (b) General Construction Terms. Landlord will employ an experienced, licensed contractor to construct the Work and will require in the construction contract that such contractor construct the Work in a good and workmanlike manner and in compliance with all Applicable Laws, except as otherwise provided herein, in the Twenty-Eighth Amendment or in the Lease.
The parties acknowledge that Landlord is not an architect, engineer or contractor, and that the Work will be performed by independent contractors. Accordingly, Landlord does not guarantee or warrant that the Work will be free from defects, and Landlord will have no liability therefor. In the event of any such defects, Landlord will use reasonable efforts to cooperate in any action Tenant desires to bring against such parties.

         (c) Substantial Completion. All work shall be deemed "Substantially Completed" when completed in accordance with this Exhibit and the Approved Construction Documents, to the extent that Tenant would have access to the Leased Premises and be able to conduct its business in a reasonable manner and Landlord has obtained final inspection approval from the City of Houston, even though adjustments or corrections may be necessary and minor "punch-list" items remain to be completed. As a courtesy, and not as a condition to Substantial Completion, Landlord shall provide Tenant with a copy of the final Certificate of Occupancy for Expansion Space FF promptly following receipt thereof from the City of Houston.

         (d) ADA Compliance. Landlord shall be responsible for costs and implementation associated with compliance with the Americans with Disabilities Act (the "ADA") for the Project and all points of access into the Project ("the Landlord's ADA Work"). Tenant shall be responsible for all costs and implementation associated with ADA compliance within Expansion Space FF, including all restrooms since each floor comprising Expansion Space FF will be taken by Tenant as a "Single Tenant Floor", as defined in the Lease. Landlord shall not be responsible for determining whether Tenant is a public accommodation under The Americans with Disabilities Act ("ADA") or whether the Approved Plans comply with such laws and the regulations thereunder. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

5. Cost Overruns. Costs incurred by Landlord in excess of any allowance shall be paid by Tenant to Landlord promptly within thirty (30) calendar days following delivery of Landlord's invoice. Change orders requested by Tenant and approved by Landlord which increase the cost of construction over eighteen dollars ($18) per square foot of Rentable Area shall be paid by Tenant to Landlord promptly upon demand.

6. Delays. If Landlord is delayed in completing construction of the Work for any reason other than Tenant Delays, the delay in commencement of Tenant's obligation to pay rent under the Twenty-Eighth Amendment shall constitute full settlement of all claims that Tenant may have against Landlord based on the delay. If Landlord is delayed in completing the Work due to a delay caused by Tenant or for any other cause related to Tenant's acts or omissions, Substantial Completion will be deemed to have occurred under the Twenty-Eighth Amendment on the date upon which Landlord would have delivered possession of the Leased Premises to Tenant absent such delay.




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